CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in the Prospectus Supplement in this Post-Effective Amendment No. 14 to the Registration Statement No. 333-17639 on Form S-6 of (1) our report dated March 9, 2004 relating to the financial statements of Separate Account FP of The Equitable Life Assurance Society of the United States for the year ended December 31, 2003, and (2) our report dated March 9, 2004 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2003, which reports appear in such Prospectus Supplement. We also consent to the reference to us under the headings "FINANCIAL STATEMENTS" in the Prospectus Supplement.


/s/ PricewaterhouseCoopers LLP
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New York, New York
April 27, 2004